CONVERSION AND INVESTMENT AGREEMENT


This Agreement is between Gary McMullen of La Jolla, California,
(hereinafter, "Investor") and Travis Industries, Inc., a Colorado corporation (hereinafter, the "Company") and pertains to the mutual agreement of the Parties to modify certain terms and conditions of Twenty Eight Million Four Hundred Thousand (28,400,000) shares of
Class B Preferred Stock of the Company held by Investor (hereinafter the "B Preferred") and an offer by Investor to purchase Seventeen Million (17,000,000) shares of the Common Stock, $0.0001 par value ("Investment Shares") for $ 0.005886 per share or an aggregate of up to $100,000 (the "Purchase Price").

                         RECITALS

I.	Investor holds Twenty Eight Million Four Hundred Thousand
(28,400,000) shares of B Preferred face value of $710,000 which constitutes all of the issued and outstanding Preferred
Stock of the Company. The B Preferred carries certain rights including conversion rights into shares of common stock at the rate of $0.125 per share at the sole option of the Company.

II.	The present trading price for shares of the Company's common stock on the OTC bulletin board of less than $0.01 per share, far less than the conversion price per share.

III.	The Company desires to retire the B Preferred in its present efforts to recapitalize the Company and at the same time desires to raise much needed capital to complete a turn-around of its existing operations.

IV.	Investor desires to obtain liquidity for his investment and a chance to participate in the future growth of the Company, as well as desires to assist the Company, at a time when there is little chance for the Company obtaining outside capital to finance the turn-around.

IV.	The parties therefore have a mutual interest in renegotiating the terms of the B Preferred and desire to set forth herein their mutual agreement relating thereto.

                               AGREEMENT

1. In consideration for the mutual agreements, undertakings and obligations set forth therein, the Parties hereby agree to modify the terms of the "B Preferred" as follows:

a. Subject to, and in consideration for, the agreement of Investor to invest (and further subject to payment of the Purchase Price as provided below) up to $100,000 into the Company as provided below, the Company grants the holder of the B Preferred the right to convert such shares of B Preferred at a conversion price of $0.025 per share, or one share of B Preferred into one Common share (the "Conversion Shares"). The Company will honor conversion of only so many of the total number of B Preferred currently outstanding as equal the percentage of the total Purchase Price for the Investment Shares that has been paid as of the time of conversion.
b. All other terms and conditions of the B Preferred will be suspended, except voting rights and rights upon liquidation will be suspended until completion of Conversion. The Conversion must be completed by November 30, 1998 at which time the original terms and conditions of the B Preferred will be reinstated, including without limitation, the original conversion price of $0.125 per share.

2. In consideration for the re-structuring of the terms of the B-Preferred, Investor agrees and does hereby subscribe to purchase 17 Million shares common stock of the Company for an aggregate purchase price of $100,000, or $0.005882 per share. The Purchase Price must be paid in cash or certified funds and be fully funded on or before November 30, 1998, or the subscription will expire as to any unpurchased shares. Investor agrees to fill in and execute a proper Subscription Agreement and Investor Representation Letter in substantially the form attached hereto as Exhibit A, and incorporated herein by reference.

3. Investor understands and agrees that while the Company is issuing the Investment Shares and the Conversion Shares in reliance upon certain exemptions from registration under the Federal and State
Securities Laws, resale of such securities may be subject to further restrictions imposed by such laws, and no assurances have been made in advance that exemptions from registration or from certain resale restrictions of such laws will be available at the time that Investor wishes to liquidate his/her investment. It is also understood that the Company cannot guarantee that there will be a viable trading market for the securities at the time that Investor desires to liquidate the securities and is undertaking no duties to provide for such market at such time.

4. As a condition to the agreement to modify the terms of the B
Preferred, Investor has agreed to imposition of contractual restrictions on resale of the Investment Shares for a period of one year from the date of final closing of the Investment or from November 30, 1998, whichever is sooner (the "Lock-up Period"). The Company reserves the right to release this restriction as to any Investment Shares in its sole discretion at any time. Secondly, Investor irrevokably grants Boulder Sports, LLC., his Proxy to vote any Investment Shares or
Conversion Shares not otherwise previously sold by Investor into the public market in open market transactions or in private transactions to bona fide third parties through the duration of the referenced
Lock-up Period.

5. The Company represents and warrants that it has taken all necessary measures to obtain the authority to issue the Investment
Shares, modify the terms of the B Preferred as set forth herein, and to issue the Conversion Shares and that upon such issuance, the shares so issued shall be fully paid and non-assessable. Further, subject to information contained in periodic and annual reports issued by the Company, the Company is not insolvent, nor currently plans to effect the filing of a petition in bankruptcy or file an application for the appointment of a receiver with any court, has not sold or liquidated nor agreed to sell or liquidate all or substantially all of the assets of the Company, nor is there in existence nor presently contemplated any material agreement for the purchase or sale of the Company, nor a merger, consolidation or other reorganization in which the Company is not the surviving entity. Furthermore, except as disclosed to Investor in writing, the Company represents and warrants that it has not signed any material underwriting agreement nor declared any stock split or dividend which would materially alter the current tangible book value per share of the Common Stock of the Company.

6. Investor represents and warrants: (i) that he owns all 28,400,000 shares of B Preferred directly or through affiliates that he controls; (ii) that he has in his possession certificates for all such shares of B Preferred; and (iii) to the best of his knowledge, there are no liens or encumbrances, and there are no legal, contractual or other restriction on alienation or conversion of same. Investor represents that he/she is familiar with and has read all current annual and period reports of the Company including the recently issued proxy statement pertaining to the Annual Meeting held on September 1, 1998, understands the relative risks and merits of an investment in the Investment Shares and the Conversion Shares and can afford to bear the risks of an investment in the same. Finally, Investor represents and warrants that the information contained in the Exhibit A Subscription Agreement and Investor Representation Letter are true and correct as of the date executed and that there are no material misstatements nor material omissions therefrom.

7. Both parties agree to keep the terms and conditions of this agreement confidential to the extent possible acknowledging that certain aspects of this agreement must or should be disclosed in regulatory filings made by the Company from time to time.

8. This Agreement together with the Exhibit A Subscription Agreement and Investor Representation Letter which is incorporated herein by reference constitute the entire agreement of the Parties hereto and may not be modified except in writing signed by both parties. Individuals executing this Agreement on behalf of a corporate entity or partnership represent and warrant by their signature hereon that they have been duly authorized to do so under applicable law and their respective corporate charter or partnership agreement. This
Agreement has been made and executed in the state of Colorado and will be enforceable in accordance with its laws and venue and jurisdiction for any matter pertaining to this Agreement will be proper if filed in the appropriate county or district court for the County of Boulder, State of Colorado. All provisions herein are severable and any provision of this agreement being held unenforceable by any court will not invalidate any other provision. The Parties agree to provide anything by way of further assurances including representation letters, legal opinions, estoppel certificates, affidavits or certificates of authenticity reasonably requested by either party.


Dated this ____ day of _____, 1998.

TRAVIS INDUSTRIES, INC.                     Investor:


By: